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                                                                    EXHIBIT 99.1

Contact:     Investor Relations        Media Relations
             ------------------        ---------------
             John Andrews              Jeanmarie McFadden
             212-762-8131              212-762-7842
                                       Timothy Lee
                                       212-392-8709

                     MORGAN STANLEY DEAN WITTER NET INCOME
               UP 45% TO A RECORD $854 MILLION IN SECOND QUARTER

NEW YORK, June 18, 1998 -- Morgan Stanley Dean Witter & Co. (NYSE: MWD) today reported record net income of $854 million for the second fiscal quarter ended May 31, 1998 -- up 45 percent from $590 million in last year's second quarter./1/ Diluted earnings per share were $1.37 -- 46 percent ahead of $.94 a year ago.

Second quarter net revenues (total revenues less interest expense and the provision for loan losses) were a record $4,599 million, a 31 percent increase from a year ago. The annualized return on average common equity for the second fiscal quarter was 25.0 percent.

Philip J. Purcell, Chairman, and John J. Mack, President, said in a joint statement, "We had a terrific quarter, particularly in our securities business. Our other core businesses -- asset management and credit services -- also reported strong results. This past quarter we sold our Prime Option MasterCard portfolio and announced agreements to sell our global custody and correspondent clearing businesses and our interest in SPS Transaction Services. These actions reflect our strategic decision to focus on our three core businesses. We will continue to build on our strengths."

Mr. Purcell added, "The increased consolidation activity in our industry during the past few months underscores the critical need for comprehensive financial services legislative reform. We are heartened by the recent actions in the U.S. Senate and House and look forward to final action to modernize the financial services regulatory structure."

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/1/ All amounts for the three and six month periods ended May 31, 1997 exclude merger-related expenses.
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Net income increased to $1,545 million for the first six months of fiscal 1998,
33 percent higher than last year's $1,161 million. Six-month diluted earnings per share were $2.47, up 34 percent from last year's $1.85. Six-month net revenues rose 23 percent to $8,634 million.


SECURITIES

The Company's Securities business posted net income of $530 million, a 70 percent increase from the second quarter of 1997. These results reflected strong performances in both the institutional and individual securities businesses.

 . Investment banking had a record quarter, driven by strong revenue increases from mergers and acquisitions as well as debt and equity underwriting activity. For the first five months of calendar 1998, the Company ranked first in equity and equity-related underwritings and maintained a leadership position in M&A, and high yield and U.S. investment grade debt underwriting./2/

 . Institutional sales and trading results were also strong, with a record quarter in equities and excellent performances in fixed income, foreign exchange and commodities. Non-U.S. regional performance contributed significantly to second quarter results with record activity in Europe, and a solid contribution from Japan and Asia, despite unsettled market conditions.

 . Individual securities revenues climbed to a record high, primarily due to higher equity and mutual fund commissions and other revenues from the distribution of asset management products.

 . The number of financial advisors in the Company's individual securities business, which includes Private Client Services (PCS), rose to 10,650 -- an increase of 253 for the quarter and 1,070 over the last twelve months. Total client assets rose by $17 billion for the quarter and $80 billion from a year ago to a record $425 billion.

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/2/ Source: Securities Data Corp. - Jan 1 to May 31, 1998.
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ASSET MANAGEMENT

Asset Management's second quarter net income of $157 million was 5 percent ahead of a year ago. These solid results reflected continued growth in assets under management.

 . The Company had $374 billion of assets under management and supervision at the end of the second quarter, an increase of $71 billion, or 23 percent, over a year ago.

 . Retail assets increased by $5 billion for the quarter and $32 billion from a year ago -- to stand at $206 billion. Institutional assets rose to $168 billion-- an increase of $13 billion for the quarter and $39 billion over the last twelve months.

 . The Private Equity Group (formerly known as Merchant Banking) recognized second quarter investment gains of $100 million compared with $129 million a year ago. This year's second quarter results include a gain on the sale of its investment in CAT Ltd.


CREDIT AND TRANSACTION SERVICES

Credit and Transaction Services reported net income of $167 million, up 29 percent from last year. The improved operating results primarily reflect the sale this quarter of the Prime Option portfolio.

 . Managed loans of $34.1 billion, after the sale of the Prime Option portfolio, were essentially unchanged from the end of the second quarter of 1997.

 . The consumer loan charge-off rate declined to 6.58 percent in the second quarter of 1998 from 7.07 percent a year ago. The decline in the charge-off rate was primarily attributable to the portfolio sale.

 .  New merchants enrolled by the NOVUS Network during the quarter included
   Nordstrom and the Hard Rock Cafe.

 .  Discover Brokerage Direct, the Company's on-line broker, continued to grow its account base and transaction volume.
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Total capital (stockholders' equity and long-term debt) at May 31, 1998 was
$36.6 billion, including $14.2 billion of common and preferred stockholders' equity. Book value per common share was $22.15, based on quarter-end shares outstanding of 587,672,561.

The Company has repurchased approximately 21.0 million shares of its common stock since the February 1998 announcement of its $3 billion stock repurchase authorization.

Morgan Stanley Dean Witter & Co. is a global financial services firm and a market leader in securities, asset management, and credit and transaction services. The Company has offices in New York, London, Tokyo, Hong Kong, and other principal financial centers around the world and has 411 securities branch offices throughout the United States.

                                     # # #
                           (See Attached Schedules)

This release may contain forward-looking statements. These statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1997 Annual Report to Shareholders and the Company's Quarterly Report on Form 10-Q for fiscal 1998.